Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Restaurant Brands International Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-200997) on Form S-8 of Restaurant Brands International Inc. of our report dated March 2, 2015, with respect to the consolidated balance sheets of Restaurant Brands International Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014.

Miami, Florida

March 2, 2015

Certified Public Accountants